Exhibit 10.70
PERSONAL PROPERTY PURCHASE AGREEMENT
between
STARTEK USA, INC.
AND
DPL CORPORATION SOUTHEAST
Dated December 16, 2005

i

TABLE OF CONTENTS
(continued)

ii

PERSONAL PROPERTY PURCHASE AGREEMENT
     THIS PERSONAL PROPERTY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 16, 2005, by and between StarTek USA, Inc., a Colorado corporation (“Seller”), and DPL Corporation Southeast, a Tennessee corporation (“Buyer”).
STATEMENT OF PURPOSE
     A. Seller is engaged in the business of providing supply chain management services, including packaging, fulfillment, marketing support and logistics services (as such business exists on the Closing Date, the “Business”).
     B. As part of the transfer of certain assets of the Business from Seller to Buyer, Seller desires to sell and Buyer desires to purchase certain of the assets of Seller, other than the Facility, that are utilized in, related to or arise from the Business, on the terms and subject to the conditions of this Agreement.
     C. Buyer is also purchasing from Seller the Facility, as defined in and pursuant to the Real Property Purchase Agreement of even date herewith (“Real Property Agreement”).
AGREEMENT
     In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
     1.1. Basic Transaction. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, on and as of the Closing Date, certain of the assets of Seller that, as of the Closing Date, are utilized in, related to or arise from the Business, but excluding the Excluded Assets. The property and assets to be transferred to Buyer (the “Assets”) include only the following:
          (a) All machinery, equipment, office equipment, tools, motor vehicles, rolling stock, spare parts, accessories, furniture, and other miscellaneous tangible personal property owned by Seller as of the date of this Agreement that are solely utilized in or related to the Business, including without limitation the items listed in Section 1.1(a) of the Disclosure Schedule (collectively, exclusive of those items of personal property described in clause (c), the “Equipment”).
          (b) All rights of Seller as of the Closing Date under any warranty or guarantee by any manufacturer, supplier, laborer or other transferor of any of the Assets.
          (c) All inventory (including raw materials, work in process and finished goods), packaging materials and supplies that are in Seller’s possession as of the Closing Date and that are utilized in or related to the Business, which are identified in Section 1.1(c) of the Disclosure Schedule (the “Inventory”).

          (d) All rights of Seller under (i) the purchase orders for the purchase of supplies for the Business identified in Section 1.1(d)(i) of the Disclosure Schedule (the “Purchase Orders”) and (ii) the customer orders for the sale of products or services to customers identified in Section 1.1(d)(ii) of the Disclosure Schedule (the “Sales Orders”).
          (e) All rights of Seller under the contracts, indentures, guarantees, leases, commitments, or other agreements identified in Section 1.1(e) of the Disclosure Schedule (together with the Software Licenses, the “Assumed Contracts”), which include confidentiality, non-disclosure and other agreements governing third party use of confidential information concerning the Business.
          (f) [Reserved].
          (g) To the extent Seller is permitted to transfer or assign such items under applicable contracts and applicable law, sales records, purchase records, customer lists, supplier lists, advertising and promotional materials, production records and other records related to the Business; deeds and other instruments, maps, and profiles related to the Business; and real estate and engineering data, blueprints and other property records related to the Business; provided, however, that Seller may make and retain copies of any records transferred to Buyer.
          (h) All goodwill and other general intangibles of Seller as of the Closing Date utilized in, related to or arising from the Business.
          (i) All interests of Seller in (i) any trade secrets, inventions and know how, and (ii) any confidential information, to the extent Seller is permitted to transfer or assign such information under applicable contracts and applicable law, and (iii) the internally-developed, proprietary software identified in Section 1.1(i) of the Disclosure Schedule, in each case, namely in clause (i), (ii), and (iii), that are utilized in, related to or arise from the Business (the items described in clauses (i), (ii) and (iii) collectively referred to herein as the “Intellectual Property”).
          (j) The name and phrase “Green Star Pak” and all related sample packaging, coloring, artwork and style.
          (k) All software licenses identified in Section 1.1(k) of the Disclosure Schedule (the “Software Licenses”), to the extent Seller is permitted by the applicable license agreement to transfer such licenses to Buyer.
     1.2. Excluded Assets. All of the property and the assets of Seller of any type whatsoever that are not utilized in, related to or arising from the Business, and that are not included as an “Asset” herein, are excluded from sale to Buyer (the “Excluded Assets”), including, without limitation, the following:
          (a) Cash and cash equivalents.
          (b) All securities owned by Seller.

          (c) All rights of Seller under any claims, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such items relating to the payment of taxes, the Assets or the Accounts Receivable).
          (d) Accounts, notes or other receivables due to Seller, whether or not arising from or related to the operation of the Business on, prior to or after the Closing Date.
          (e) Seller’s rights under contracts, indentures, guarantees, leases, commitments and other agreements that are not Assumed Contracts (the “Excluded Contracts”).
          (f) Seller’s rights under any policies of insurance purchased by Seller, or any benefits payable or paid thereunder.
          (g) All interests of Seller in any copyrights, patents, trademarks, trade names and logos, whether or not utilized in, related to or arising from the Business, together with pending applications for any of the foregoing, and all interests of Seller in any trade secrets, inventions, know how, confidential information and other intellectual property except such items that are identified as “Assets” hereunder.
          (h) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, general ledgers, tax returns, seals, minute books, stock transfer books and similar documents of Seller relating to the organization, maintenance and existence of Seller as a corporation.
          (i) Any of the rights of Seller under this Agreement or any other agreement between Seller and Buyer entered into on or after the date of this Agreement in accordance with the terms hereof.
     1.3. Assumption of Liabilities. Except as hereinafter specifically provided, Buyer shall not assume any liabilities or obligations of Seller and Seller shall be solely liable for all liabilities and obligations arising from or in connection with ownership of the Assets or operation of the Business on or prior to the Closing Date, whether or not reflected in its books and records. Subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):
          (a) Obligations of Seller under the Purchase Orders and the Sales Orders.
          (b) Obligations of Seller arising after the Closing Date under the Assumed Contracts.
          (c) Accounts payable related to or arising from the ownership of the Assets and the operation of the Business after the Closing Date; provided, that all accounts payable arising on or prior to the Closing Date from the ownership of the Assets and the operation of the Business by Seller (collectively, “Accounts Payable”) are expressly intended to be excluded from the sale to Buyer and will be paid in accordance with their terms by Seller.
          (d) Warranty obligations as provided in Section 6.2.

          (e) To the extent not included in any of the categories set forth above, all obligations and liabilities related to or arising from the operation of the Business by Buyer and the ownership of the Assets by Buyer after the Closing Date.
     1.4. Purchase Price.
          (a) The total purchase price to be paid by Buyer to Seller for the Assets (the “Purchase Price”) is $1,450,000, as adjusted pursuant to Section 1.6, plus the assumption of the Assumed Liabilities. The Purchase Price will be paid as follows:
(i)	a promissory note payable to Seller in the original principal amount of $750,000, as adjusted pursuant to Section 1.6 hereof, a copy of which is attached as Exhibit A (the “Note”);

(ii)	cash in the amount of $450,000 paid by wire transfer of immediately available funds to such account or accounts as shall be specified by Seller; and

(iii)	a credit in the amount of $250,000 given to Buyer by Seller in exchange for the parties’ agreement that Seller shall retain the Accounts Receivable which, absent the credit, would have been assigned to Buyer and collected by Buyer.
          (b) The Purchase Price, together with Buyer’s assumption of the Assumed Liabilities, shall be allocated in accordance with Exhibit B. After the Closing, the parties shall make consistent use of the allocations and fair market values specified in Exhibit B for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service (the “IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986. Buyer shall prepare and deliver IRS Form 8594 to Seller for review within 45 days after the Closing Date. In any proceeding related to the determination of any tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation, absent manifest error.
     1.5. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately upon the execution and delivery of this Agreement and the other documents referred to below (collectively with the other documents executed in connection with the Closing, the “Related Agreements”), which Closing shall occur at the offices of Faegre & Benson LLP, 1700 Lincoln Street, Suite 3200, Denver, Colorado. The transactions contemplated by this Agreement shall be deemed to have occurred effective as of 11:59 p.m. (Denver Time) on December 16, 2005 (the “Closing Date”). At the Closing:
          (a) Buyer shall:
(i)	Pay to Seller the Purchase Price as specified in Section 1.4,

(ii)	Deliver to Seller a duly executed copy of the Bill of Sale and Assignment and Assumption Agreement attached as Exhibit C (the “Assignment and Assumption Agreement”),

(iii)	Deliver to Seller a duly executed copy of the Transitional Services Agreement attached as Exhibit D (the “TSA”), and

(iv)	Execute and deliver the Note; and
          (b) Seller shall:
(i)	Deliver to Buyer a duly executed copy of the Assignment and Assumption Agreement, and

(ii)	Deliver to Buyer a duly executed copy of the TSA.
     1.6. Treatment of Certain Items; Adjustment of Promissory Note Balance.
          (a) Operation of the Business and the expenses attributable thereto through the Closing Date shall be solely for the account of Seller, and thereafter solely for the account of Buyer. The foregoing notwithstanding, the Purchase Price shall not be adjusted for expenses such as utility charges, property taxes, advance payments on maintenance contracts, personal property taxes, and other similar obligations to third parties to effect a pro-ration between Seller and Buyer as of the Closing Date; provided, that Seller shall be solely responsible for payment of property taxes assessed on the Real Estate (as defined in the Real Property Agreement) for calendar year 2005.
          (b) The original principal balance of the Note shall be reduced as of the Closing by $10,000, in consideration of Buyer’s payment under the Real Property Agreement of costs, fees and expenses associated with the termination of the arrangement with the Industrial Development Board of Montgomery County, the title policy premium, transfer taxes, survey expenses and other costs.
     1.7. Condition of the Assets.
          (a) WITH RESPECT TO THE ASSETS, EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
          (b) Seller has delivered to Buyer, and Buyer acknowledges receipt of, that certain Phase I Environmental Assessment of Acme Boot Company, Inc. Distribution Facility, 2225 Madison Street, Clarksville, Tennessee (the “Phase I”) dated May 1998 (the “Phase I Date”).
     1.8. Real Property Transaction. The obligations of Seller and Buyer hereunder are conditional upon the execution of the Real Property Agreement and the closing of the transaction contemplated therein.

ARTICLE II
LABOR AND EMPLOYMENT MATTERS
     2.1. Generally. Buyer shall not assume any employment or employee benefit obligation, or any wage or salary payment obligation, including, without limitation, those arising under any pension, profit sharing, deferred compensation, bonus, stock option, severance, welfare, sick leave, vacation, wage or other employee benefit or compensation plan, procedure, policy or practice of Seller. Seller has afforded Buyer a reasonable opportunity to interview its employees for prospective employment by Buyer to the extent so requested by Buyer. As of the Closing Date, Buyer shall make or have made written offers of employment, which offers shall be substantially in the same form and substance as the copies of the offers previously delivered by Buyer to Seller, to the employees of Seller identified in Section 2.1 of the Disclosure Schedule (the “Hired Employees”), and which, in any event, shall be on terms and conditions identical in all material respects to the terms and conditions under which the Hired Employees were employed by Seller prior to the Closing Date. Buyer shall be solely responsible for, and shall indemnify Seller against, any losses related to unlawful interviewing or information gathering practices with respect to any of Seller’s employees engaged in the Business who Buyer considered for employment, including the Hired Employees. It is the intent of the parties that Seller will not be responsible for, and that Buyer will be responsible for, any notices or damages required by law or policies of general application, including, but not limited to, the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state and local laws that are applicable to Seller or Buyer, to be paid as a result of termination or layoff of any Hired Employee on or after the Closing Date. Without limiting the preceding sentence, Seller shall be solely responsible for, and shall indemnify Buyer against, any damages related to or arising from all employment obligations and employee benefits obligations of Seller that are related solely to Seller’s employment of any Hired Employee prior to the Closing, including but not limited to any demand, claim, charge or suit based on an employee’s relationship with Seller prior to the Closing.
     2.2. Employment Transition Provisions. Seller shall terminate the employment of each Hired Employee effective immediately prior to the Closing. On the Closing Date, or as soon as practicable thereafter, but in any event no later than the date required by applicable law, Seller shall pay each such person all accrued wages, salary, commission, bonus and other employee compensation payments (including for earned but unused vacation days) for all periods through the Closing Date. In addition, Seller shall pay or provide for all other employee benefits maintained by Seller for all periods through the Closing Date, all in accordance with applicable law and benefit plans of Seller, and, except as provided in Section 6.11, shall satisfy all obligations imposed by applicable federal or state law (including without limitation the Consolidated Omnibus Budget Reconciliation Act of 1985 “COBRA”) relating to health and other benefit continuation privileges of any former employee of Seller, whether terminated by Seller incident to the Closing or otherwise.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), as follows:
     3.1. Organization and Good Standing. Seller is a corporation duly organized and validly existing, and is in good standing, under the laws of the State of Colorado, and has the corporate power and authority to own its properties and carry on its business as now being conducted, including any foreign qualification required by the State of Tennessee to own and operate the Business.
     3.2. Corporate Power and Authority; Enforceability. Seller has the corporate power to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby or thereby. The execution and delivery by Seller of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action. This Agreement and the Related Agreements are, or when delivered will be, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, without any requirement of prior approval by the shareholders of Seller.
     3.3. No Conflict or Violation. The execution, delivery and performance by Seller of this Agreement and the Related Agreements, do not and will not: (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller; (b) except as would not have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement, violate any provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or other governmental or regulatory authority applicable to Seller, the Assets or the Business; (c) except as would not have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement, violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture, mortgage servicing agreement, production agreement, origination agreement or other agreement or instrument to which Seller is a party or by which it, the Assets or the Business is bound or to which any of the Assets or the Business is subject (or if consent or notice is required, Seller shall have obtained such consent or provided such notice as required in each case); (d) except as would not have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the Assets or the Business; and (e) except as would not have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement, result in the cancellation, modification, revocation or suspension of any License that is an Asset.
     3.4. Consents and Approvals. Except as set forth in Section 3.4 of the Disclosure Schedule and except as would not have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental entity, regulatory authority or any other party or person (including any party to any Assumed Contract), in connection with the execution and delivery of this Agreement or the Related Agreements by Seller and the consummation by Seller of the transactions contemplated hereby or thereby; provided, that the “material adverse effect” qualification of this representation shall not apply with respect to the items in Section 3.4 of the Disclosure Schedule that are marked with an asterisk. Each of the notices, reports, filings, consents, registrations, approvals, permits and authorizations required under this Section 3.4 have been duly given or obtained, as applicable, and, to Seller’s knowledge, are in full force and effect, and Seller has provided Buyer with true and correct copies of such documents.
     3.5. No Actions, Suits, or Proceedings. There are no requests, notices, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the knowledge of Seller, threatened against (i) Seller that relate to the Business or the Assets, (ii) the Business or (iii) the Assets in any court or before any federal, state, municipal or other governmental agency. To the knowledge of Seller, there are no investigations of Seller (that relate to the Business or the Assets), the Business or the Assets by any federal, state, municipal or other governmental agency pending or threatened. Seller is not in default with respect to any order of any court or governmental agency entered against it in respect of the Business or the Assets.
     3.6. No Material Violations. Seller has complied with all laws (other than any Environmental Law) applicable to the Business or the Assets and Seller is not in violation of any law (other than any Environmental Law) applicable to the Business or the Assets except as would not have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement, and there are no requests, notices, claims, demands, actions, administrative proceedings, hearings or other governmental claims or proceedings, or to the knowledge of Seller, investigations pending against Seller alleging or investigating the existence of any such violation.
     3.7. Title to and Nature and Condition of Personal Property.
          (a) Seller has good title to all personal property included in the Assets, free and clear of all mortgages, liens, pledges, charges and encumbrances, other than Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means (i) taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with generally accepted accounting principles; (ii) liens related to purchase money security interests on personal property incurred in connection with the acquisition of such property that cover only the personal property so acquired; and (iii) liens in existence on the date hereof listed in Section 3.7(a) of the Disclosure Schedule.
          (b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, the Assets include all buildings, machinery, equipment, and other tangible assets used by Seller in the conduct of the Business as presently conducted. Each such tangible asset with a book value in excess of $25,000 has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).
     3.8. Purchase Orders; Assumed Contracts.
          (a) Section 1.1(d)(i) of the Disclosure Schedule lists all of the Purchase Orders and Section 1.1(d)(ii) of the Disclosure Schedule lists all of the Sales Orders. The Purchase Orders and the Sales Orders are each in full force and effect in accordance with their terms, have not been fulfilled by the supplier party thereto, and are: (i) in the case of the Purchase Orders, for supplies used in Seller’s operation of the Business in the ordinary course, or

(ii) in the case of the Sales Orders, for providing products or services to customers and, in both cases, are on terms consistent with Seller’s normal business practices. Seller has delivered or made available to Buyer true and correct copies of the Purchase Orders and the Sales Orders.
          (b) Section 1.1(e) of the Disclosure Schedule lists all of the Assumed Contracts, other than the Software Licenses. Seller and, to the knowledge of Seller, each other party thereto, has substantially performed all obligations required to be performed by such party to date, and is not in default in any material respect, under any of the Assumed Contracts. The Assumed Contracts are each in full force and effect, except as set forth in Section 3.4 of the Disclosure Schedule are assignable to Buyer without the consent of third parties, and Seller has not waived any material right, except as would not have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement, or assigned to any other person any of its rights thereunder; provided, that the “material adverse effect” qualification to this representation shall not apply to the items in Section 1.1(e) of the Disclosure Schedule that are marked with an asterisk. Seller has delivered or made available to Buyer true and correct copies of the Assumed Contracts.
     3.9. Licenses and Permits. There are no material franchises, approvals, permits, licenses, orders, registrations, certificates, variances, or similar rights obtained from governments and governmental agencies required by applicable law for the operation of the Business.
     3.10. Intellectual Property. Seller, with respect to the Business, owns and possesses, or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission, all of the Intellectual Property. Each material item of Intellectual Property will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seller, threatened that challenges the legality, validity, or enforceability of the Intellectual Property and Seller has not granted any sublicense or similar right with respect to the Intellectual Property. Section 1.1(i) of the Disclosure Schedule identifies each item of Seller’s internally-developed, proprietary software presently used in the operation of the Business.
     3.11. Software Licenses. Seller has delivered to Buyer true and correct copies of all Software Licenses identified in Section 1.1(k) of the Disclosure Schedule. Except as would not have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement, the Software Licenses are legal, valid, binding, enforceable, and in full force and effect; provided, that the “material adverse effect” qualification of this representation shall not apply to the items in Section 1.1(k) of the Disclosure Schedule that are marked with an asterisk. Neither Seller, nor, to the knowledge of Seller, any other party to the Software Licenses, is in breach or default, and, to the knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the Software Licenses. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seller, is threatened that challenges the legality, validity, or enforceability of any item of intellectual property underlying the Software Licenses. Seller has not granted any sublicense or similar right with respect to the Software Licenses.

     3.12. Taxes. Seller has filed all federal, state and local tax returns required to be filed by it, and has paid all federal, state and local income, profits, franchise, sales, use, personal property, excise, payroll, and other taxes and assessments related to or arising from the Business and the Assets (including interest and penalties) to the extent that such have become due.
     3.13. Brokers and Finders. Seller has not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement for which Buyer would have any liability.
     3.14. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller with respect to the Business or any of the Assets or Assumed Liabilities.
     3.15. Environmental Matters. To the knowledge of Seller, and except as would not have a material adverse effect on the Assets, the Business or the transactions contemplated by this Agreement, since the Phase I Date Seller has been, and presently is, in compliance with all Environmental Laws that are applicable to the conduct or operation of the Business or the ownership or use of any of the Assets. As used in this Agreement,
          (a) “Environmental Law” means any legal requirement (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act) relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, noise control, or the protection of human health or safety, natural resources, or the environment; and
          (b) “Hazardous Material” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) which (i) are listed, defined, or otherwise subject to regulation under any Environmental Law; (ii) contain petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (iii) pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment.
     3.16. Customers and Suppliers. Section 3.16 of the Disclosure Schedule lists each material customer and each material supplier of the Business. To the knowledge of Seller, (a) no material supplier of the Business has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Business and (b) no material customer has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Business.
     3.17. Accounts Receivable and Accounts Payable. Section 3.17 of the Disclosure Schedule accurately reflects the balance of, and the name of each respective customer or vendor, as applicable, the Accounts Receivable and the Accounts Payable as of the Closing Date.
     3.18. WARN Matters. Seller has complied with all requirements under WARN and any state or local equivalents with respect to any plant closing or mass layoff completed prior to the Closing Date. Seller has not terminated any Seller employees employed in the Business since September 1, 2005, except as listed in Section 3.18 of the Disclosure Schedule. Section 3.18 of the Disclosure Schedule sets forth the name, hire date, termination date, and work location of each employee terminated by Seller effective on or after September 1, 2005.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows:
     4.1. Organization and Good Standing. Buyer is a corporation duly organized and validly existing, and is in good standing under, the laws of the State of Tennessee.
     4.2. Entity Power and Authority; Enforceability. Buyer has the power to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action. This Agreement and the Related Agreements are, or when delivered will be, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.
     4.3. No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements, do not and will not: (a) violate or conflict with any provision of the Articles of Incorporation, Bylaws or other charter or governance documents of Buyer; (b) violate any provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or other governmental or regulatory authority applicable to Buyer; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture, mortgage servicing agreement, production agreement, origination agreement or other agreement or instrument to which Buyer is a party or by which it or its assets are bound or to which any of its assets are subject; or (d) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of Buyer’s assets, except for liens in favor of Legends Bank under that certain Loan Agreement between Buyer and Legends Bank, and Seller, under the Loan Agreement.
     4.4. Consents and Approvals. No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any governmental entity, regulatory authority or party or person, in connection with the execution and delivery of this Agreement or the Related Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby.
     4.5. No Actions, Suits, or Proceedings. There are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its property in any court or before any federal, state, municipal or other governmental agency.
     4.6. Brokers and Finders. Buyer has not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement for which Seller would have any liability.

     4.7. WARN Matters. Buyer has provided Seller with true and correct copies of the written offers of employment Buyer will make to each Hired Employee as provided in Section 2.1 above.
ARTICLE V
FINANCIAL INFORMATION
     Seller has delivered to Buyer certain financial information concerning Seller and the Business, including certain balance sheets, statements of income and expenses and financial projections (the “Financial Information”). Buyer acknowledges that the Financial Information was internally prepared by Seller, was not audited, and may not have been prepared in accordance with generally accepted accounting principles. Buyer further acknowledges and agrees that Seller does not and has not maintained or prepared financial information that segregates the Business from Seller’s other businesses, and, accordingly, that the Financial Information does not necessarily reflect and cannot be relied upon as an accurate or complete presentation of the financial condition or position of the Business. Without limiting any of the foregoing, Seller hereby disclaims any and all representations and warranties of any type whatsoever concerning the Financial Information.
ARTICLE VI
POST-CLOSING COVENANTS
     6.1. Post-Closing Inspection Rights. Buyer agrees that all books and records delivered to Buyer by Seller pursuant to the provisions of this Agreement shall be open for inspection by representatives of Seller upon reasonable advance notice by Seller and at times reasonably acceptable to Seller and Buyer, which do not disrupt Buyer’s business operations, for three years following the Closing, and that Seller during such period at its expense may make such copies thereof as it may deem desirable. Seller agrees that all documents, records and other materials retained by Seller that are related to the Assets or the Business shall be open for inspection by representatives of Buyer upon reasonable advance notice by Buyer and at times reasonably acceptable to Seller and Buyer, which do not disrupt Seller’s business operations, for three years following the Closing, and that during such period Buyer may make such copies thereof at its expense as it may deem desirable. Buyer’s and Seller’s obligations under this Section are subject to any confidentiality or similar obligations of Buyer or Seller in favor of any third party, provided, that Buyer and Seller shall use commercially reasonable efforts to obtain waivers of any such confidentiality obligations to facilitate the performance of their obligations under this Section.
     6.2. Standard Product Warranties. Buyer agrees to satisfy Seller’s standard warranties contained in customer contracts with respect to products delivered by Seller on or prior to the Closing Date until the expiration of such warranties. Buyer will bear the cost of such warranty servicing.
     6.3. Delivery of Tangible Assets. On the Closing Date, Seller shall make the tangible Assets available to Buyer at the Facility (as defined in the Real Property Agreement). Buyer shall, with Seller’s assistance, identify any books and records that should remain temporarily in the possession of Seller in order to facilitate an orderly transition with respect to customer relations, regulatory affairs and other similar matters.

     6.4. Reconciliation of Accounts Payable and Accounts Receivable. After the Closing Date, (a) Buyer agrees to pay promptly to Seller any and all proceeds received by Buyer that relate to or arise from the operation of the Business on or prior to the Closing Date or the Excluded Assets and to forward to Seller all unpaid invoices (other than invoices for Purchase Orders) received by Buyer that relate to or arise from the operation of the Business on or prior to the Closing Date or the Excluded Assets, and (b) Seller agrees to pay promptly to Buyer any and all proceeds received by Seller that relate to or arise from the operation of the Business after the Closing Date and to forward all unpaid invoices received by Seller that relate to or arise from the operation of the Business after the Closing Date or the Purchase Orders. Except for invoices related to the Purchase Orders, which shall be paid by Buyer, each party agrees to promptly pay any invoices so received, subject to such party’s right to reasonably dispute any such invoices.
     6.5. Taxes and Fees. Except as provided in Section 1.6, Buyer shall be responsible for and shall pay all sales, transfer or similar taxes or governmental charges, if any, with respect to the sale and purchase of the Assets, whether levied against the Assets, Seller or Buyer.
     6.6. Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any tax return, statement, report or form, any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     6.7. Non-solicitation. Following the Closing, Seller shall not, directly or indirectly:
          (a) For a period of one year, solicit Business of any customer of Seller as of the Closing Date so long as such customer is a Business customer of Buyer after the Closing; provided that this Section 6.7(a) shall cease to be of any force or effect to the extent Seller acquires any business or entity, which involves or is engaged in a business the same as or similar to the Business; or
          (b) For a period of three years, attempt to hire or retain any Hired Employee, provided that Seller shall not be prohibited from hiring or retaining any Hired Employee if such person initiates contact with Seller concerning employment.
     6.8. Discontinuation of Names, Marks, Etc. As soon as practicable after the Closing Date (but not to exceed 30 days in any event), Buyer shall discontinue use of any “StarTek” marks and similar proprietary rights in any form or type whatsoever, including, without limitation, sample products, marketing materials, signage, stationary, letterhead and other consumable materials; provided, that the StarTek logo painted on the water tower on or adjacent to the Land (as defined in the Real Property Agreement) may remain for a period of 60 days after the Closing Date. Without limiting the generality of the foregoing, Buyer shall not use the name “StarTek” or any similar name in the Business, a business similar to the Business or otherwise at any time following the Closing.

     6.9. Confidential Information. After the Closing Date, Seller shall maintain as confidential any confidential or proprietary information and trade secrets that relate to the Business, the Assets or the Assumed Liabilities, provided, that such obligations shall not prohibit Seller from disclosing any such information to comply with its obligations under applicable securities laws.
     6.10. Transition Matters. For a period of five years following the Closing, Seller will not take any action that discourages any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing; provided that this Section 6.10 shall cease to be of any force or effect to the extent Seller acquires any business or entity, which involves or is engaged in a business the same as or similar to the Business.
     6.11. Employee Benefits. Buyer shall use its best efforts to implement, as soon as practicable following the Closing, Buyer’s own employee benefits plans and make such plans available to each Hired Employee who is eligible to participate under the terms of such plans. In addition, if and to the extent that any Hired Employee requests (or any other person requests on behalf of a Hired Employee or as a person covered by such Hired Employee’s benefits entitlements), from and after the Closing, any benefits to be provided by Seller under COBRA or similar federal or state laws relating to health and other benefit continuation privileges or makes any claim for benefits under Seller’s self-insurance plans (collectively “Benefit Continuation”) and such person is eligible for such Benefit Continuation, Buyer shall promptly, upon receipt of Seller’s request, reimburse Seller for all expenses incurred by Seller in connection with providing such Benefit Continuation until such time as such Hired Employee becomes eligible for Buyer’s employee health benefit plans.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
     7.1. Survival. All representations and warranties contained in this Agreement and the Related Agreements shall survive the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby until the first anniversary of the Closing Date, except that with respect to this Agreement: (a) the representations and warranties in Sections 3.1, 3.2, 3.3(a), 3.7, 3.13 and 3.14 shall survive the Closing indefinitely, and (b) the representation and warranties in Section 3.12 regarding taxes shall survive for the applicable statue of limitations period. All of the covenants and obligations of the parties to be performed after the Closing pursuant to this Agreement or the Related Agreements shall survive for the period specifically applicable to such covenant or obligation, if any, and otherwise, indefinitely.
     7.2. Indemnification by Seller. Seller shall indemnify, defend and hold Buyer, its officers, directors, and shareholders harmless from and against any and all complaints, actions, suits, claims, judgments, orders, injunctions, losses, liabilities, damages, obligations, penalties, fines, costs, expenses, and amounts paid in settlements (including without limitation legal and other similar expenses) (collectively, “Damages”) from, resulting by reason of or arising in connection with: (a) any inaccuracy in or breach or nonperformance of the agreements, covenants, representations or warranties made or to be performed by Seller pursuant to this Agreement; and (b) any liabilities of Seller other than the Assumed Liabilities.

     7.3. Indemnification by Buyer. Buyer shall indemnify, defend and hold Seller, its officers, directors, and shareholders harmless from and against any and all Damages from, resulting by reason of or arising in connection with: (a) any inaccuracy in or breach or nonperformance of the agreements, covenants, representations or warranties made or to be performed by Buyer pursuant to this Agreement; and (b) the Assumed Liabilities.
     7.4. Notice and Resolution of Claims.
          (a) An indemnified party hereunder shall promptly give written notice to the indemnifying party after obtaining knowledge of any claim against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth above, and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting from such claim. Such notice shall specify the basis for the claim in reasonable detail. No delay on the part of the indemnified party in notifying the indemnifying party shall relieve the indemnifying party from any liability or obligation hereunder unless (and then solely to the extent) the indemnifying party is damaged thereby. Failure by the indemnifying party to notify the indemnified party of its election to defend any such claim or action by a third party within 15 days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action, but such failure will not void the indemnity.
          (b) If the indemnifying party assumes the defense of such claim or litigation resulting therefrom, the obligations of the indemnifying party hereunder as to such claim shall include taking all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom and defending and holding the indemnified party harmless from and against any and all Damages and liabilities caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation resulting therefrom; provided, however, that if the indemnifying party shall assume such defense then such party shall have control of the defense. The indemnified party may participate in the defense with its own counsel paid for by the indemnified party. The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to the entry of any judgment or enter into any settlement (except with the written consent of the indemnified party), which does not include, as to the indemnified party and as an unconditional term thereof, a release by the third party from any and all liability in respect of such claim or litigation. The indemnified party will cooperate reasonably in the defense of the action or claim.
     7.5. Deductible; Limits on Liability. Neither party shall have any liability to indemnify or hold harmless the other party or otherwise have liability to the other for any claim asserted against the other party for indemnification under this Article VII after the end of the survival period set forth in Section 7.1. Notwithstanding anything herein to the contrary, Seller shall not have any liability to indemnify or hold harmless Buyer for indemnification under this Article VII or otherwise have liability to Buyer with respect to any breach of any representation or warranty made hereunder or under the Real Property Agreement (collectively, the “Agreements”) unless (a) the amount of any individual claim equals or exceeds $250,000 or (b) the sum of all individual claims under the Agreements of less than $250,000 exceeds, in the aggregate, $250,000, but Seller shall have liability only as to such amounts in excess of $250,000 ($250,000 intended to be a deductible, not a threshold), and the maximum aggregate liability of the Seller for all such matters under the Agreements shall be $500,000. In no event shall the indemnifying party be liable to the indemnified party hereunder for any incidental, punitive, special, indirect or consequential damages or loss of profits, except in connection with third party claims made against the indemnified party.
     7.6. Exclusive Remedy. Absent fraud, Seller and Buyer each agree that the indemnification rights created under this Article VII shall constitute each party’s exclusive remedy against the other party for breaches of its representations and warranties in this Agreement and the Related Agreements, except that either party may seek equitable relief in a court of competent jurisdiction to prevent or remedy a breach of the other party’s obligations hereunder.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     8.1. Public Announcements. Buyer shall not make any public announcements of any kind or nature whatsoever concerning this Agreement or the transactions contemplated hereby before, on or after the Closing Date without the prior written approval of Seller. Buyer acknowledges that Seller will make one or more public announcements and disclosures concerning this Agreement and the transactions contemplated hereby from time to time in accordance with its obligations under applicable securities laws. Seller will attempt to provide any such announcements and disclosures to Buyer for review and shall consider in good faith the reasonable comments of Buyer on such announcements and disclosures.
     8.2. Further Assurances. Seller and Buyer will cooperate with one another and will execute such further instruments and documents as either party shall reasonably request to carry out to such party’s satisfaction the transactions contemplated by this Agreement or the Related Agreements, which shall thereafter be treated as Related Agreements hereunder. Without limiting the generality of the foregoing, if any third party consent required for the consummation of the transactions contemplated by this Agreement is not obtained prior to the Closing, Seller and Buyer shall cooperate reasonably and in good faith to obtain such consent following the Closing.
     8.3. Fees and Expenses. Except as provided elsewhere in this Agreement or in the Real Property Agreement, each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement and the Related Agreements, in performing its obligations under this Agreement and the Related Agreements, and in otherwise consummating the transactions contemplated by this Agreement and the Related Agreements, including without limitation its attorneys’ fees.

     8.4. Disclosure Schedule.
          (a) The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.
          (b) All descriptions of agreements appearing in the Disclosure Schedule are summary in nature and are qualified by reference to the complete documents. Nothing in the Disclosure Schedule shall constitute an admission of any liability or obligation of Seller to any third party or acknowledgement that any matter disclosed in the Disclosure Schedule is required to be disclosed (particularly where such disclosure is required in accordance with a materiality standard or as not in the ordinary course of business). The disclosures in the Disclosure Schedule are made in response to the representations and warranties of Seller and certain covenants in this Agreement, and no disclosure made in the Disclosure Schedule shall be deemed to modify in any respect the standard of materiality or knowledge set forth in any representation, warranty, covenant or other provision contained in this Agreement. A statement in any Section of the Disclosure Schedule or the Disclosure Schedule to the Real Property Agreement shall be deemed to have been made in all applicable Sections of the Disclosure Schedule.
     8.5. Entire Agreement; Amendment. This Agreement, together with the Related Agreements, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and communications with respect thereto, whether oral or written, and whether explicit or implicit, including, without limitation, the letter of intent between the parties dated August 11, 2005, but excluding the Real Property Agreement. This Agreement may not be modified, amended, or varied in any manner unless by a written agreement duly executed by each party.
     8.6. Notices. Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement or the Related Agreements shall be in writing and shall be deemed received (a) if given by electronic transmission (as defined in Section 8.7), when transmitted if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, three business days after being deposited in the United States mails and (c) if given by Federal Express or other overnight carrier service or other means, when received or personally delivered. The mailing address and facsimile number of each of the parties is as follows, which address and number may be changed by notice given in the manner provided in this Section:
If to Buyer:
DPL Corporation Southeast
Attention: Gerard T. Mydlowski, Chief Executive Officer
2225 Madison Street
Clarksville, Tennessee 37043
Facsimile: (931) 572-0903
With a copy, which shall not constitute notice, to:
Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
Attention: Robert P. Attai
950 Seventeenth Street, Suite 1600
Denver, Colorado 80202
Facsimile: (303) 825-6525
If to Seller:
StarTek USA, Inc.
Attention: Steven D. Butler, Chief Executive Officer
100 Garfield Street
Denver, Colorado 80206
Facsimile: (303) 388-9970
With a copy, which shall not constitute notice, to:
Faegre & Benson LLP
Attention: Blair L. Lockwood
1700 Lincoln Street, Suite 3200
Denver, Colorado 80203
Facsimile: (303) 607-3600

     8.7. Electronic Transmissions. Each party agrees that (i) any notice, consent or document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (ii) any such notice, consent or document shall be considered to have the same binding and legal effect as an original document and (iii) at the request of any party, any such notice, consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each party further agrees that they will not raise the transmission of a notice, consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such notice, consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means electronic mail and attachments thereto or facsimile transmission.
     8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its principles of conflicts of laws.
     8.9. Severability. Every provision of this Agreement is severable. If any term or provision hereof is held to be illegal, invalid or unenforceable for any reason by any duly constituted court, agency or tribunal, the legality, validity or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     8.10. Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.
     8.11. Assignment; Binding Effect; No Third Party Beneficiaries. Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties specifically agree and intend that no person shall have any third party beneficiary rights under this Agreement.
     8.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.

     8.13. Construction and Interpretation. The following rules shall apply to the construction and interpretation of this Agreement:
          (a) All references in this Agreement to sections, subsections, articles and other subdivisions and schedules and exhibits refer to corresponding sections, subsections, articles and other subdivisions and schedules and exhibits of this Agreement unless expressly provided otherwise.
          (b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.
          (c) A reference to any “applicable law” or words of similar import means, unless specifically provided otherwise, any federal, state, local or foreign law, statute, ordinance, regulation, rule, code, decree, judgment, order or other requirement or rule of law, as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder.
          (d) The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
          (e) Any reference to a party’s “knowledge” means such party’s actual knowledge, without duty of inquiry. In the case of Seller, a reference to Seller’s “knowledge” means the actual knowledge of Steven D. Butler, Rodd E. Granger or Wayne H. Watson, without duty of inquiry.
          (f) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.
          (g) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.
          (h) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
          (i) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.
          (j) Any exhibits and schedules attached hereto are incorporated herein by reference for all purposes and references to this Agreement unless the context in which used shall otherwise require.
[Signature Page Follows]

     The parties hereto have executed this Personal Property Purchase Agreement as of the date first above written.

BUYER:

DPL CORPORATION SOUTHEAST, a Tennessee corporation

By:

Gerard T. Mydlowski
President and Chief Executive Officer

SELLER:

STARTEK USA, INC., a Colorado corporation

By:

Steven D. Butler
Chief Executive Officer